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Federal Kemper Life Assurance Company
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801

Annual Step-Up with 5% Roll-Up Enhanced Death Benefit Rider

As used in this Rider, "Contract" means the Contract or Certificate to which this Rider is attached. This Rider forms a part of the Contract to which it is attached. If the Owner has selected coverage under this Rider, it will be indicated on the Contract Schedule. A separate charge will be made for this coverage, which is also shown on the Contract Schedule.

The Amount Payable Upon Death provision of the Contract to which this Rider is attached is deleted in its entirety and replaced with the following:

Class 1 and Class 2 Accumulation Options

The allocation of Contract Value between Class 1 and Class 2 Accumulation Options affects the calculation of enhanced death benefits under this rider, as noted below. Class 1 and Class 2 Accumulation Options are listed in the Contract Schedule.

We may add or remove Accumulation Options to or from Class 1 and Class 2 Accumulation Options. We will give You 30 days prior written notice before any such change becomes effective. The addition or removal of Accumulation Options will only apply to transfers and Purchase Payments made after the date of change.

The death benefit payable under this Rider is equal to the greatest of the following less debt:

     (1) the Contract Value, excluding any negative Market Value Adjustment but including any positive Market Value Adjustment, and

     (2) the total amount of Purchase Payments, less previous Purchase Payments withdrawn and withdrawal charges, and

     (3)  the Step-up Death Benefit, and

     (4)  the Roll-up Death Benefit.

We compute the Contract Value at the end of the Valuation Period following our receipt of due proof of death, the return of the Contract and such other information We may require to process the Death Benefit. We compute the other amounts above as of the date of death.

Step-Up Death Benefit

The Step-up Death Benefit on the Issue Date is equal to the initial Purchase Payment. On each subsequent Contract Anniversary, prior to the oldest Owner attaining age 81, the Step-up Death Benefit equals the greater of (1) and (2) below. On all other Valuation Dates the Step-up Death Benefit is equal to (2) below.

     (1)  Contract Value, or

     (2)  the Step-up Death Benefit on the prior Contract Anniversary plus:

          a) any Purchase Payments since the prior Contract Anniversary, and less:

          b) the amount of any pro rata adjustment for withdrawals since the prior Contract Anniversary.

Adjustments for Withdrawals

Pro rata adjustment - The pro rata adjustment for withdrawals is equal to (1) divided by (2), with the result multiplied by (3), where:

     (1)  is the withdrawal and withdrawal charge amount,

     (2)  is the Contract Value immediately prior to the withdrawal,

     (3) is the value of the Step-Up Death Benefit immediately prior to the withdrawal.

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Roll-up Death Benefit

The Roll-up Death Benefit for the Contract is equal to the sum of (i+ii):

          i)   Roll-up Death Benefit for Class 1 Accumulation Options

          ii)  Roll-up Death Benefit for Class 2 Accumulation Options.

The Roll-up Death Benefit for Class 1 Accumulation Options on the Issue Date is equal to the initial Purchase Payment allocated to the Class 1 Accumulation Options. On each subsequent Valuation Date, the Roll-up Death Benefit for Class 1 Accumulation Options is adjusted by adding to the prior value:

     (1) interest, if any, on the Roll-up Death Benefit for Class 1 Accumulation Options, and

     (2) any subsequent Purchase Payments allocated to the Class 1 Accumulation Options, and

     (3) any adjustments for transfers to the Class 1 Accumulation Options. and subtracting:

     (4) any adjustments for transfers from the Class 1 Accumulation Options, and

     (5) the amount of any pro rata adjustment for withdrawals from the Class 1 Accumulation Options.

The Roll-up Death Benefit for Class 2 Accumulation Options on the Issue Date is equal to the initial Purchase Payment allocated to the Class 2 Accumulation Options. On each subsequent Valuation Date, the Roll-up Death Benefit for Class 2 Accumulation Options is adjusted by adding to the prior value:

     (1) interest on the Roll-up Death Benefit for Class 2 Accumulation Option, and

     (2) any subsequent Purchase Payments allocated to the Class 2 Accumulation Options, and

     (3) any adjustments for transfers from the Class 1 Accumulation Options, and subtracting:

     (4)  any adjustments for transfers to the Class 1 Accumulation Options, and

     (5) the amount of any pro rata adjustment for withdrawals from the Class 2 Accumulation Options.

The Guaranteed Roll-up Death Benefit Interest Rate is shown in the Contract Schedule. The Guaranteed Roll-up Death Benefit Interest Rate is 0% under the following circumstances:

          (a)  following the oldest Owner's 80th birthday, or

          (b) when the Roll-up Death benefit is equal to two (2) times the value of remaining purchase payments.

Adjustments for Transfers and Withdrawals

Transfers from Class 1 Accumulation Options to Class 2 Accumulation Options will reduce the Roll-up Death Benefit for Class 1 Accumulation Options on a pro rata basis. The resulting increase in the Roll-up Death Benefit for the Class 2 Accumulation Options is equal to the reduction in the Roll-up Death Benefit for the Class 1 Accumulation Options.

Transfers from Class 2 Accumulation Options to Class 1 Accumulation Options will reduce the Roll-up Death Benefit for the Class 2 Accumulation Options on a pro rata basis. The resulting increase in the Roll-up Death Benefit for Class 1 Accumulation Options is equal to the reduction in the Roll-up Death Benefit for the Class 2 Accumulation Options.

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The pro rata adjustment for transfers and withdrawals from Class 1 Accumulation
Options is equal to (1) divided by (2), with the result multiplied by (3), where:

     (1)  is the withdrawal and withdrawal charge or transfer amount,

     (2) is the Contract Value allocated to the Class 1 Accumulation Options immediately prior to the withdrawal or transfer,

     (3) is the value of the Roll-up Death Benefit for the Class 1 Accumulation Options immediately prior to the withdrawal or transfer.

The pro rata adjustment for transfers and withdrawals from Class 2 Accumulation Options is equal to (1) divided by (2), with the result multiplied by (3), where:

     (1)  is the withdrawal and withdrawal charge or transfer amount,

     (2) is the Contract Value allocated to the Class 2 Accumulation Options immediately prior to the withdrawal or transfer,

     (3) is the value of the Roll-up Death Benefit for the Class 2 Accumulation Options immediately prior to the withdrawal or transfer.

Spousal Continuation

This Rider will terminate as of the date of death. If this Rider is subsequently elected pursuant to a spousal continuation the Date of Continuance listed on the Contract Schedule will become the Issue Date for purposes of calculating the Death Benefit under this Rider.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

In witness whereof, Federal Kemper Life Assurance Company has caused this Rider to be signed by its President and Secretary.


         /s/ Debra P. Rezabek                            /s/ Gale K. Caruso
--------------------------------                --------------------------------
           Secretary                                       President

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